                                                                       Exhibit 1
                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                                 DEFIANCE, INC.
                                       at
                              $9.50 NET PER SHARE
                                       by
                           DN ACQUISITION CORPORATION
                     an indirect wholly-owned subsidiary of
                        THE GENERAL CHEMICAL GROUP INC.
                            ------------------------

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 11, 1999, UNLESS THE OFFER IS EXTENDED.

                            ------------------------

    THE BOARD OF DIRECTORS OF DEFIANCE, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) AND
DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE AND ARE FAIR
     TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND
                    TENDER THEIR SHARES (AS DEFINED HEREIN).
                            ------------------------

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT
NUMBER OF SHARES THAT WOULD REPRESENT IN EXCESS OF 50% OF ALL OUTSTANDING SHARES
 ON A FULLY DILUTED BASIS (SUCH BASIS ASSUMES ALL SHARES UNDERLYING VESTED AND UNVESTED STOCK OPTIONS ARE ISSUED AND OUTSTANDING) ON THE DATE OF PURCHASE AND
(2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF
        SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock of the Company, par value $0.05 per share (the "Shares"), should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 hereof, an Agent's Message (as defined herein), and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 hereof prior to the expiration of the Offer or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2 hereof.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.
                            ------------------------

January 13, 1999

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
INTRODUCTION.............................................................     1
THE TENDER OFFER.........................................................     3
      1.     Terms of the Offer .........................................     3
      2.     Procedure for Tendering Shares .............................     4
      3.     Withdrawal Rights ..........................................     7
      4.     Acceptance for Payment and Payment .........................     7
      5.     Certain Federal Income Tax Consequences ....................     8
      6.     Price Range of the Shares ..................................     9
      7.     Purpose of the Offer; Plans for the Company; Effect of the
             Offer on the Market for the Shares; Stock Quotation;
             Exchange Act Registration; Margin Regulations ..............     10
      8.     Certain Information Concerning the Company .................     11
      9.     Certain Information Concerning the Purchaser, Parent and
             General Chemical Group .....................................     14
     10.     Source and Amount of Funds .................................     14
     11.     Contacts and Transactions with the Company; Background of
             the Offer ..................................................     15
     12.     The Merger Agreement; The Stockholders Agreement ...........     17
     13.     Dividends and Distributions ................................     24
     14.     Certain Conditions of the Offer ............................     24
     15.     Certain Legal Matters ......................................     26
     16.     Fees and Expenses ..........................................     29
     17.     Miscellaneous ..............................................     29
Schedule I -- Directors and Executive Officers of General Chemical Group,
  Parent and the Purchaser...............................................    S-1

TO THE HOLDERS OF COMMON STOCK OF DEFIANCE, INC.:

                                  INTRODUCTION

     DN Acquisition Corporation, a Delaware corporation (the "Purchaser"), which is a wholly-owned direct subsidiary of New Hampshire Oak, Inc., a Delaware corporation ("Parent"), which is a wholly-owned direct subsidiary of The General Chemical Group Inc., a Delaware corporation ("General Chemical Group"), hereby offers to purchase all outstanding shares of common stock, par value $0.05 per share (the shares of common stock of the Company being hereinafter referred to as the "Shares"), of the Company, at a price of $9.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 7, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16 hereof.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE AND ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE MAKING OF THE OFFER AND THE MERGER AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH.

     MCDONALD INVESTMENTS INC., THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY A WRITTEN OPINION TO THE EFFECT THAT, AS OF THE DATE OF SUCH OPINION, AND BASED UPON AND SUBJECT TO CERTAIN MATTERS STATED THEREIN, THE $9.50 PER SHARE CASH CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF THE COMPANY IN CONNECTION WITH THE OFFER AND THE MERGER IS FAIR TO THE STOCKHOLDERS OF THE COMPANY FROM A FINANCIAL POINT OF VIEW. SUCH OPINION IS SET FORTH IN FULL AS AN EXHIBIT TO THE SCHEDULE 14D-9.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) AT LEAST THAT NUMBER OF SHARES THAT WOULD REPRESENT IN EXCESS OF 50% OF ALL OUTSTANDING SHARES DETERMINED ON A FULLY DILUTED BASIS (SUCH BASIS ASSUMES ALL SHARES UNDERLYING VESTED AND UNVESTED STOCK OPTIONS ARE ISSUED AND OUTSTANDING) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION"). THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")), WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING (AND WHICH IT MAY NOT EXERCISE WITHOUT THE COMPANY'S WRITTEN CONSENT), TO DECREASE, INCREASE OR WAIVE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, LESS THAN THE MINIMUM NUMBER OF SHARES WHICH WOULD OTHERWISE BE REQUIRED TO SATISFY THE MINIMUM CONDITION. SEE SECTIONS 1 AND 14 HEREOF. THE CONDITIONS SET FORTH IN
SECTION 14 HEREOF ARE REFERRED TO AS THE "OFFER CONDITIONS".

     The Company has informed the Purchaser that, as of January 7, 1999, there were 6,003,749 Shares issued and outstanding and 440,814 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares ("Stock Options"). Accordingly, based on the foregoing assumptions, the Minimum Condition will be satisfied if at least 3,222,282 Shares, or approximately 54% of the outstanding Shares as of January 7, 1999 are validly tendered and not withdrawn prior to the Expiration Date. As described below, there are 1,045,587 Shares which are subject to the Stockholders Agreement and, subject to certain conditions, will be tendered to the Purchaser. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

THE MERGER

     Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger (as such, the "Surviving Corporation") as a wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or any other subsidiary of Parent or held in the treasury of the Company or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive from the Surviving Corporation the Offer Price in cash, without interest (the "Merger Consideration"). The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. See Section 12 hereof.

THE STOCKHOLDERS AGREEMENT

     In connection with the execution of the Merger Agreement, the Purchaser and Parent entered into a Stockholders Agreement, dated as of January 7, 1999 (the "Stockholders Agreement"), with each of Jerry A. Cooper, Thomas H. Roulston II, Scott D. Roulston, Michael J. Meier, John D. Ong, George H. Lewis III, James E. Heighway, Richard W. Lock, Clifford Schumacher, James L. Treece, Carl A. Rispoli, Fred Burke, Roger Drummer, Michael Madden, Michael Pavlica, David Piacenti, Benjamin Scherschel, Janice Schneikart and Phillip Tomczak (collectively, the "Selling Stockholders"), pursuant to which such Selling Stockholders have agreed to tender their Shares in the Offer and have granted to the Purchaser an irrevocable option, exercisable upon the occurrence of certain trigger events, to purchase the Shares owned beneficially and of record by the Selling Stockholders (including Shares underlying Stock Options (such underlying Shares, the "Option Shares")) at a price per Share equal to the Offer Price, in cash. Pursuant to the Stockholders Agreement, the Selling Stockholders have also agreed that, among other things, until the applicable termination date set forth in the Stockholders Agreement, such Selling Stockholders will not transfer the Shares subject to the Stockholders Agreement and will vote such Shares in favor of the Merger and against certain competing transactions. An aggregate of 1,046,587 Shares are subject to the Stockholders Agreement (including 348,116 Option Shares), representing 16.2% of the Shares that, as of January 7, 1999, were issued and outstanding on a fully diluted basis (such basis assumes all Shares underlying vested and unvested stock options are issued and outstanding) according to the Company.

INTENTION OF COMPANY OFFICERS AND DIRECTORS TO TENDER

     All of the Company's executive officers and directors have agreed pursuant to the Stockholders Agreement to tender all Shares owned by them in the Offer.

     The Merger Agreement and the Stockholders Agreement are more fully described in Section 12 hereof.

     Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in
Section 5 hereof.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 hereof. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, February 11, 1999, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the written consent of the Company, reduce the price per Share or the number of Shares sought to be purchased or modify the form of consideration to be received by holders of the Shares in the Offer, decrease, increase or waive the Minimum Condition, impose additional conditions to the Offer or amend any term of the Offer in a manner materially adverse to the holders of the Shares.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If by 12:00 midnight, New York City time, on Thursday, February 11, 1999 (or any date or time then set as the Expiration Date), any or all of the Offer Conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement of such event. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3 hereof. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the HSR Condition and the other Offer Conditions. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. However, if the Purchaser waives or amends the Minimum Condition during the last five business days during which the Offer is open, the Purchaser will be required to extend the Expiration Date so that the Offer will remain open for at least five business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares and may also be required to extend the Offer if other conditions are waived, depending upon the materiality of the waiver.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at its address or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq Stock Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) either (i) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, (ii) in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after January 7, 1999. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and any payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after March 14, 1999.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 hereof, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 hereof at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, General Chemical Group, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 hereof promptly after the Expiration Date. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14 hereof. The Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     General Chemical Group filed its Notification and Report Form under the HSR Act with respect to the Offer on January 8, 1999. The Company expects to file soon its Notification and Report Form. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date General Chemical Group's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from General Chemical Group or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by General Chemical Group or the Company with such request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. General Chemical Group will request early termination of the waiting period, although there can be no assurance that this request will be granted. Pursuant to the Merger Agreement, the Purchaser may, but need not, extend the Offer until the applicable waiting period under the HSR Act shall have expired or been terminated. See

Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) either
(i) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, (ii) in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to the account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to General Chemical Group, or to one or more direct or indirect wholly-owned subsidiaries of General Chemical Group, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash in exchange for Shares pursuant to the Offer or the Merger (and the receipt of cash by a stockholder that exercises appraisal rights in connection with the Merger under Delaware law) will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger (other than amounts received pursuant to a stockholder's exercise of appraisal rights that are denominated as interest, which amounts would be taxable as ordinary income) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted in the Merger, as the case may be.

     If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss. Such capital gain or loss will be long-term if such stockholder's holding period for the Shares exceeds twelve months and short-term in all other cases.

     A stockholder that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. A stockholder that does not furnish a required TIN may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2 hereof.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO OTHER HOLDERS OF SHARES IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES

     The Shares are traded on the Nasdaq National Market under the symbol "DEFI". The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service.

                                 DEFIANCE, INC.

                                                            SALES PRICES
                                                           --------------
               FISCAL YEAR ENDING IN JUNE                  HIGH      LOW
               --------------------------                  -----    -----
1997
First Quarter (July 1, 1996 -- September 30, 1996).......  $6.88    $5.38
Second Quarter (October 1, 1996 -- December 31, 1996)....   6.88     6.25
Third Quarter (January 1, 1997 -- March 31, 1997)........   8.00     6.38
Fourth Quarter (April 1, 1997 -- June 30, 1997)..........   8.13     6.13
1998
First Quarter (July 1, 1997 -- September 30, 1997).......   8.75     6.63
Second Quarter (October 1, 1997 -- December 31, 1997)....   8.75     7.13
Third Quarter (January 1, 1998 -- March 31, 1998)........  10.25     7.88
Fourth Quarter (April 1, 1998 -- June 30, 1998)..........   9.00     8.13
1999
First Quarter (July 1, 1998 -- September 30, 1998).......   8.44     6.69
Second Quarter (October 1, 1998 through December 31,
  1998)..................................................   7.13     6.25
Third Quarter (January 1, 1999 -- January 7, 1999).......   6.50     6.25

     On January 7, 1999, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $6.50 per Share. On January 12, 1999, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $9 7/32 per Share. Stockholders are urged to obtain current market quotations for the Shares.

7. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Purpose. The purpose of the Offer is to enable General Chemical Group to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares and to provide the stockholders of the Company with cash consideration of $9.50 per Share for all of their Shares at the earliest possible time. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer.

     Plans for the Company. The Merger Agreement provides that promptly upon the purchase by the Purchaser of more than 50% of the outstanding Shares on a fully-diluted basis pursuant to the Offer and from time to time thereafter, the Company shall use its best efforts to allow the Purchaser to designate up to the minimum number of directors of the Company necessary in order for the result (expressed as a fraction) derived by dividing the number of directors so designated by the total number of directors to be at least equal to the result (expressed as a fraction) derived by dividing the shares then held by the Purchaser by the total number of Shares then outstanding, provided, however, that until the consummation of the Merger, the Board of Directors of the Company will have at least two (2) Independent Directors. The term "Independent Director" means a director who is neither designated by the Purchaser nor otherwise affiliated with the Parent or the Purchaser and is not an employee of the Company or any of its subsidiaries. The Purchaser has designated Paul M. Meister, Richard R. Russell, Todd M. DuChene, Ralph M. Passino and Paul M. Montrone to fill such vacancies.

     After the Offer has been consummated, subject to the conditions set forth in the Merger Agreement, it is anticipated that the Merger Agreement will be submitted to the stockholders of the Company for approval. In the Merger Agreement, Parent and the Purchaser have agreed to vote or cause to be voted all Shares owned by them in favor of approval and adoption of the Merger Agreement. If after consummation of the Offer the Purchaser holds 90% or more of the outstanding Shares, the Purchaser intends to effect a "short-form merger" under the Delaware General Corporation Law (the "DGCL") without a meeting of, or action by, the stockholders of the Company.

     The Purchaser and General Chemical Group currently have no plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries (except the merger of the Purchaser into the Company, as described in Section 12 below) or a sale or transfer of a material amount of assets of the Company or any of its subsidiaries to any unaffiliated third party. The Purchaser and General Chemical Group currently have no plans or proposals to consolidate, establish, terminate, convert or amend employee benefit plans; close any plant or facility of the Company or of any of its subsidiaries or affiliates; change or reduce the work force of the Company or any of its subsidiaries or affiliates; or make any other change in its business, corporate structure, capitalization or dividend policy, management personnel or policies of employment. General Chemical Group is currently considering how best to integrate the business of the Company with the current operations of General Chemical Group and its subsidiaries in order to improve operating efficiencies, including through the consolidation of management, but General Chemical Group has no current plans or proposals in this regard.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation. Depending upon the aggregate market value and per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued designation for the Nasdaq National Market. The maintenance of such designation requires that an issuer substantially meet one of two maintenance standards. The issuer must have either (i)(a) at least 750,000 shares publicly held, (b) at least 400 shareholders of round lots, (c) a market value of publicly held shares of at least $5 million, (d) a minimum bid price per share of $1, (e) at least two registered and active market makers for its shares and (f) net tangible assets of at least $4 million or (ii)(a) at least 1.1 million publicly held shares, (b) at least 400 shareholders of round lots, (c) a market value of publicly held shares of at least $15 million, (d)(1) a market capitalization of at least $50 million or (2) total assets and total revenue of at least $50 million each (for the most recently completed fiscal year or two of the last three most recently completed fiscal years), (e) a minimum bid price per share of $5 and (f) at least four registered and active market makers for its shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares outstanding are not considered as being publicly held for this purpose.

     If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Shares are no longer included in Nasdaq National Market or in any other tier of the Nasdaq Stock Market, the market for the Shares could be adversely affected.

     In the event the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933 may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the Nasdaq Stock Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal offices at 1111 Chester Ave., Suite 750, Cleveland, Ohio 44114-3516. The Company was incorporated as a holding company on August 19, 1985 and, through its subsidiaries, manufactures specialty anti-friction bearings and metal prototype dies and parts and provides testing and tooling development services to the U.S. motor vehicle industry. The Company's operating subsidiaries specialize in highly engineered products and services.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (the "Company 1998 10-K"), and the Company's Quarterly Report on Form 10-Q for the three-month period ended September 30, 1998 (the "Company 1998 10-Q"). More comprehensive financial information is included in the Company 1998 10-K and the Company 1998 10-Q, and the following summary is qualified in its entirety by reference to the Company 1998 10-K, the Company 1998 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1998 10-K, the Company 1998 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                                 DEFIANCE, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          THREE MONTHS ENDED
                                            SEPTEMBER 30,            YEAR ENDED JUNE 30,
                                          ------------------    ------------------------------
                                           1998       1997       1998       1997        1996
                                          -------    -------    -------    -------    --------
CONSOLIDATED STATEMENTS OF INCOME:
  Net sales.............................  $21,980    $20,601    $89,251    $92,123    $103,975
  Cost of goods sold....................   18,422     16,977     70,719     72,719      84,502
                                          -------    -------    -------    -------    --------
Gross profit............................    3,558      3,624     18,532     19,404      19,473
  Selling and administrative expenses...    2,982      2,888     10,569     10,699      11,296
  Other charges.........................       --         --         --        632       2,600
                                          -------    -------    -------    -------    --------
Operating earnings......................      576        736      7,963      8,073       5,577
  Interest expenses -- net..............      232        323      1,160      1,673       1,680
                                          -------    -------    -------    -------    --------
Earnings before income tax provision....      344        413      6,803      6,400       3,897
  Income tax provision..................      123        151      2,287      2,065       2,299
                                          -------    -------    -------    -------    --------
Net earnings............................  $   221    $   262    $ 4,516    $ 4,335    $  1,598
                                          -------    -------    -------    -------    --------
  Basic and diluted net earnings per
     common share.......................  $  0.04    $  0.04    $  0.73    $  0.67    $   0.24
                                          =======    =======    =======    =======    ========

                                                             SEPTEMBER 30,         JUNE 30,
                                                             -------------    ------------------
                                                                 1998          1998       1997
                                                             -------------    -------    -------
CONSOLIDATED BALANCE SHEETS:
  ASSETS
  Current Assets:
     Cash..................................................     $   323       $ 2,916    $   188
     Accounts receivable, less allowance for doubtful
       accounts............................................      19,568        16,679     21,492
     Inventories...........................................       3,630         3,801      3,055
     Deferred income taxes.................................         600           590        565
     Prepaid expenses and other current assets.............       3,023         3,311      3,674
                                                                -------       -------    -------
          Total current assets.............................      27,144        27,297     28,974
                                                                -------       -------    -------
  Property, Plant and Equipment -- net.....................      34,461        70,261     69,278
  Cost in Excess of Net Assets of Acquired Companies.......       4,557         4,619      4,871
  Other Assets.............................................       1,322         1,304      2,152
                                                                -------       -------    -------
          Total assets.....................................     $67,484       $67,942    $73,819
                                                                =======       =======    =======

                                                             SEPTEMBER 30,         JUNE 30,
                                                             -------------    ------------------
                                                                 1998          1998       1997
                                                             -------------    -------    -------
LIABILITIES
  Current Liabilities:
     Current maturities of long term obligations...........     $ 2,963       $ 3,353    $ 4,829
     Accounts payable......................................       3,955         4,967      5,881
     Accrued payroll and employee benefits.................       3,414         3,707      3,833
     Accrued expenses......................................       1,982         2,648      2,650
                                                                -------       -------    -------
          Total current liabilities........................      12,314        14,675     17,193
  Long Term Obligations....................................      12,982         9,955     14,968
  Deferred Income Taxes....................................       3,252         3,209      3,267
  Contingencies............................................          --            --         --
  Stockholders' Equity.....................................      38,936        40,103     38,391
                                                                -------       -------    -------
          Total liabilities and stockholders' equity.......     $67,484       $67,942    $73,819
                                                                =======       =======    =======

     Certain Company Projections. During the course of discussions between Parent and the Company, the Company provided Parent with certain non-public business and financial information about the Company. The Company did not prepare the projections and forecasts in anticipation of the Offer, any prior tender offer or other public disclosure. This information was prepared in early July of 1998 and included forecasts for the fiscal years ending June 30, 1999, 2000 and 2001. Such projections include forecasts of total sales of $94.8 million, $100.4 million and $109.3 million, gross profit of $21.8 million, $25.3 million and $27.8 million, earnings before interest and taxes of $8.8 million, $11.8 million and $13.2 million, and net income of $5.1 million, $7.0 million and $7.9 million for fiscal 1999, 2000 and 2001, respectively. The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company's internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The projections were based on a number of assumptions that are beyond the control of the Company, the Purchaser, Parent or General Chemical Group or their respective financial advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective and were predicated on the assumption that the Company would continue as an independent, "stand alone" enterprise during the entire period covered by the projections. None of the Company, the Purchaser, Parent or General Chemical Group or their respective financial advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, the Purchaser, Parent or General Chemical Group or any other person who received such information considers it an accurate prediction of future events. None of the Company, the Purchaser, Parent or General Chemical Group intends to update, revise or correct such projections if they become inaccurate (even in the short term).

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is disclosed in the Company's proxy statement dated September 18, 1998, and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable from the Public Reference Section of the Commission upon payment of prescribed fees. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735

K Street, N.W., Washington, D.C. 20006. The Commission also maintains a worldwide web site at http://www.sec.gov which contains reports, proxy and information statements and other information about companies, including the Company, that file electronically.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser, Parent and General Chemical Group do not have any knowledge that any such information is untrue, none of the Purchaser, Parent or General Chemical Group takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER, PARENT AND
    GENERAL CHEMICAL GROUP

     The Purchaser, a Delaware corporation, which is a wholly-owned direct subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of General Chemical Group. All outstanding shares of capital stock of the Purchaser are owned by Parent. Parent is a wholly-owned direct subsidiary of General Chemical Group. The principal office of Parent is located at the principal office of General Chemical Group. All outstanding shares of capital stock of Parent are owned by General Chemical Group.

     General Chemical Group is a Delaware corporation with its principal executive office located at Liberty Lane, Hampton, NH 03842. General Chemical Group is a publicly traded company registered with the Commission and listed on the New York Stock Exchange under the symbol "GCG". General Chemical Group is a diversified manufacturing company predominantly engaged in the production of inorganic chemicals. General Chemical Group also manufactures precision and highly engineered stamped and machined metal products, principally automotive engine parts.

     Financial information with respect to General Chemical Group and its subsidiaries is included in General Chemical Group's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and in General Chemical Group's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, which are incorporated herein by reference, and other documents filed by General Chemical Group with the Commission. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

     Available Information. General Chemical Group is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning General Chemical Group's directors and officers, their remuneration, stock options and other matters, the principal holders of General Chemical Group's securities and any material interest of such persons in transactions with General Chemical Group is disclosed in General Chemical Group's proxy statement dated March 30, 1998, and filed with the Commission. Such information may be inspected at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable from the Public Reference Section of the Commission upon payment of the prescribed fees. Such material should also be available for inspection at the library of the New York Stock Exchange, 20 Broad Street, New York, NY 10005. The Commission also maintains a worldwide web site at http://www.sec.gov which contains reports, proxy and information statements and other information about companies, including General Chemical Group, that file electronically.

10.  SOURCE AND AMOUNT OF FUNDS

     The Purchaser estimates that the total amount of funds required to purchase the Shares that are outstanding on a fully diluted basis (such basis assumes all Shares underlying vested and unvested stock options are issued and outstanding) pursuant to the Offer and to consummate the Merger under the Merger Agreement and to pay fees and expenses related to the Offer and the Merger will be approximately $60 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger from Parent. Parent intends to obtain these funds from General Chemical Group. General Chemical Group intends to obtain these funds by borrowing from an existing $300 million revolving credit facility (the "Revolving Facility") created under a credit agreement by and among General Chemical Group, Bank of America National Trust and Savings Association, The Bank of Nova Scotia, The Chase Manhattan Bank and the several lenders from time to time parties thereto (as defined therein) dated as of June 15, 1998 (the "Credit Agreement"), a copy of which has been filed with the Commission as an Exhibit to the 14D-1 and is incorporated herein by reference. General Chemical Group does not consider that there are any conditions or restrictions that would limit it from obtaining these funds under the Credit Agreement. The Revolving Facility bears interest at a rate equal to a spread over a reference rate chosen by General Chemical Group from various options and matures on June 15, 2004. The Revolving Facility is secured by a first priority security interest in all of the capital stock of General Chemical Group's domestic subsidiaries and 65 percent of the capital stock of General Chemical Group's foreign subsidiaries. Such borrowings may be repaid by General Chemical Group from time to time, in whole or in part, from internally generated funds or from the proceeds of other borrowings. The Offer is not conditioned upon obtaining financing.

11.  CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

     During March, 1998, Paul M. Meister, Director of General Chemical Group and Managing Director of Latona Associates Inc. ("Latona"), General Chemical Group's financial adviser, and certain other representatives of Latona met with Thomas
H. Roulston, Chairman of the Company, and Jerry A. Cooper, President and CEO of the Company, in Michigan. During this meeting the parties acknowledged their mutual interest in pursuing discussions regarding possible strategic opportunities between General Chemical Group and the Company.

     On April 23, 1998, the Company and General Chemical Group executed a mutual confidentiality agreement. Upon execution of the confidentiality agreement, the Company provided Latona with limited information concerning the Company, including internal financial statements reflecting actual results through March 1998 and full fiscal year estimated results through June 1998.

     During April and May 1998, representatives of Latona and a consultant to General Chemical Group met with representatives of the Company and visited the Company's corporate headquarters and several of the Company's operating facilities. Following these visits, the parties agreed to continue their discussions regarding potential strategic opportunities between General Chemical Group and the Company and the Company agreed to provide Latona with limited information concerning the Company.

     On June 29, 1998, representatives of Latona met with representatives of the Company in Cleveland. The Company outlined its strategy with respect to its various businesses and indicated that the Company would consider the possibility of a business combination transaction involving the Company and General Chemical Group if the terms of such transaction were acceptable to the Company's Board of Directors. No formal proposals regarding any business combination transaction were made, but the parties agreed that the Company would provide Latona with certain additional information so that Latona and General Chemical Group could examine the potential benefits of any such transaction.

     On July 9, 1998, the Company provided Latona with certain additional information concerning the Company, including projected results for the fiscal years ending June 30, 1999, 2000 and 2001. On July 17, 1998, representatives of General Chemical Group and Latona reviewed the information provided on July 9, 1998 with representatives of the Company, via telephone.

     Representatives of Latona and General Chemical Group and representatives of the Company had several additional telephone conversations during July 1998 and August 1998, but no substantive discussions between representatives of Latona and General Chemical Group and representatives of the Company were held between July 17, 1998 and September 17, 1998. On that date, a representative of Latona called Mr. Cooper indicating that General Chemical Group remained interested in purchasing the Company.

     On October 5, 1998, representatives of Latona met with Mr. Roulston in New York and expressed General Chemical Group's willingness to consider further a possible business combination transaction involving General Chemical Group and the Company at a price in the range of $10 per share, subject to, among other things, satisfactory completion of General Chemical Group's due diligence investigation and entering into a mutually satisfactory merger agreement.

     On October 15, 1998 and October 23, 1998, the Company provided Latona with certain additional information concerning the Company, including internal financial statements reflecting actual results by subsidiary for the months ended June 30, July 31, August 31 and September 30, 1998 as well as corporate- and subsidiary-level plan books. Between October 29, 1998 and November 30, 1998, representatives of General Chemical Group and Latona conducted their due diligence review of the Company at the Company's corporate headquarters and all of the Company's operating facilities.

     On October 21, 1998, General Chemical Group's counsel delivered a first draft of the proposed Merger Agreement and Stockholders Agreement to the Company's counsel. During the following months, General Chemical Group and the Company and their respective counsel proceeded with extensive negotiations of the terms of the Merger Agreement. In addition, General Chemical Group and the Company and their respective counsel negotiated the terms of the Stockholders Agreement.

     In November and December 1998, representatives of Latona and General Chemical Group and representatives of the Company, including each party's respective counsel, held numerous discussions concerning General Chemical Group's ongoing review of the information provided by the Company.

     On December 2, 1998, the Board of Directors of General Chemical Group held a meeting at which they reviewed a possible business combination transaction involving General Chemical Group and the Company and reviewed drafts of the Merger Agreement and the Stockholders Agreement. General Chemical Group's Board of Directors authorized General Chemical Group and Latona to continue negotiations with the Company concerning such transaction and to proceed with such a transaction at a price not to exceed $10.00 per Share subject to finalizing due diligence and documentation.

     In late December, Mr. Roulston and representatives of Latona discussed the price at which General Chemical Group would be willing to make an all cash tender offer for all of the outstanding Shares of the Company, subject to execution of the Merger Agreement. On December 28, 1998, as a result of further negotiations, the parties ultimately agreed to a price of $9.50 per Share. Over the next 10 days, the parties continued to negotiate the terms of the transaction agreements. On Thursday, January 7, 1999, the Company's Board of Directors approved the terms of the Merger Agreement, the Stockholders Agreement and the transactions contemplated by such agreements and the parties executed the transaction agreements. General Chemical Group and the Company publicly announced the transaction on Friday, January 8, 1999.

     On January 13, 1999, General Chemical Group, Parent and the Purchaser commenced the Offer.

     The Purchaser and the Company have signed a letter with each of Messrs Cooper, Meier, Schumacher, Scherschel, Burke and Madden (together, the "Change of Control Letters") (i) to confirm amounts that may be due to such employees pursuant to, in the case of Mr. Cooper, an existing agreement with the Company and, in the case of the other employees, the Company's Change of Control Policy dated July 24, 1998 upon such employee's termination of employment with the Company due to a change of control of the Company and (ii) to continue salary, bonus and benefits provided to each of these executives at no less than current levels prior to a termination due to a change of control. This summary is qualified in its entirety by reference to the Change of Control Letters, copies of which have been filed with the Commission as Exhibits to the Schedule 14D-1 relating to the Offer and which are incorporated herein by reference.

     Other arrangements. Except as described in this Offer to Purchase (including Schedule I hereto), none of the Purchaser, Parent or General Chemical Group nor, to the best knowledge of the Purchaser, Parent and General Chemical Group, any of the persons listed in Schedule I hereto, nor any associate or majority-owned subsidiary of the Purchaser, Parent, General Chemical Group or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, Parent or General Chemical Group, nor, to the best knowledge of the Purchaser, Parent and General Chemical Group, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser, Parent and General Chemical Group, any of General Chemical Group's subsidiaries or, to the best knowledge of the Purchaser, Parent and General Chemical Group, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser, Parent or General Chemical Group nor, to the best knowledge of the Purchaser, Parent and General Chemical Group, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

12.  THE MERGER AGREEMENT; THE STOCKHOLDERS AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement and the Stockholders Agreement, copies of which have been filed with the Commission as Exhibits to the Schedule 14D-1 relating to the Offer and are incorporated herein by reference. Such summaries are qualified in their entirety by reference to the text of such agreements.

THE MERGER AGREEMENT

     The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company, Parent, the Purchaser, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     Vote Required To Approve Merger. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has approved the making of the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by the Company's stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the voting power of the then outstanding Shares (including any Shares owned by the Purchaser) is generally required to approve the Merger. If the Purchaser acquires, through the Offer, the Stockholders Agreement or otherwise, a majority of the voting power of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     Under the DGCL, if a corporation owns 90% or more of each outstanding class of capital stock of another corporation, it can effect a "short-form" merger with such corporation without prior notice to, or any other action by, any other stockholder of such corporation. As a result, assuming no Stock Options are exercised following January 7, 1999, if the Purchaser were to acquire ownership of 5,403,375 Shares (or, if all Stock Options were vested and exercised, 5,800,107 shares) pursuant to the Offer, the Purchaser would own more than 90% of the only class of capital stock of the Company then outstanding and would be able to effect the Merger pursuant to the "short-form" merger provisions of the DGCL. See Section 15.

     Conditions to the Merger. The Merger Agreement provides that the obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of certain conditions, including the following:
(a) the Purchaser shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer and subject to the terms thereof; provided that the obligation of the Parent and the Purchaser to effect the Merger shall not be conditioned on the fulfillment of such condition if the failure of the Purchaser to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or of the Merger Agreement; (b) the consummation of the Merger shall not be precluded by any order, decree or injunction of a court of competent jurisdiction (each party having agreed to use its best efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any law enacted, promulgated or deemed applicable to the Merger by any court, governmental agency or regulatory or administrative authority, foreign or domestic (each, a "Governmental Entity") that makes consummation of the Merger illegal; (c) if required by the Certificate of Incorporation and By-Laws of the Company and the DGCL, the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of Shares in accordance with the Certificate of Incorporation and By-Laws of the Company and the DGCL; and (d) any applicable waiting period under the HSR Act shall have expired or been terminated. The Merger Agreement also provides that the obligations of Parent and the Purchaser to consummate the Merger are subject to the satisfaction, at or before the effective time of the Merger, of the following additional conditions: (a) the Company shall not have received notice from the holder or holders of more than 3% of the outstanding Shares, determined on a fully diluted basis, that such holder or holders have exercised or intend to exercise its or their appraisal rights under Section 262 of the DGCL; (b) there shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (and there shall not be pending by any other person any suit, action or proceeding which has a reasonable likelihood of success), in each case (i) challenging the acquisition by Parent or the Purchaser of any shares of capital stock of the Company or the Surviving Corporation, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement or seeking to obtain from the Company, Parent or the Purchaser any damages that are material taken as a whole or Parent and its subsidiaries taken as a whole, as applicable, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as applicable, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as applicable, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement,
(iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation, including the right to vote the Shares, or common stock of the Surviving Corporation, on all matters properly presented to the stockholders of the Company or the Surviving Corporation, (iv) seeking to prohibit Parent and its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole, or (v) which otherwise could reasonably be expected to have a Material Adverse Effect on the Company or Parent; and (c) there shall not be any statute, rule, regulation, judgment or order enacted, entered, enforced or promulgated that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (ii) through (iv) of subparagraph (b) above.

     As used herein,"Material Adverse Effect" means, with respect to any person or entity, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole.

     Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, whether prior to or after approval of the terms of the Merger Agreement by the stockholders of the Company:

          (1) by the mutual written consent of Parent, the Purchaser and the Company;

          (2) by either the Parent or the Company if, on or before April 7, 1999, and without fault of such terminating party, the Purchaser shall not have purchased in the Offer such number of Shares which represent in excess of 50% of the outstanding Shares on a fully diluted basis, or the Merger shall not have been consummated on or before July 6, 1999, provided, however, that the right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer or the Merger to have occurred on or before the aforesaid date;

          (3) by either the Parent or the Company if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder and, in the case of termination by the Parent, the Purchaser shall not have been required by the terms of the Offer or the Merger Agreement to purchase any Shares pursuant to the Offer;

          (4) by the Company if the Purchaser shall not timely commence the Offer as provided in the Merger Agreement;

          (5) if approval by the Company's stockholders is required by law, by either the Purchaser or the Company if, upon a duly held vote of the Company's stockholders, such stockholder approval shall not have been obtained;

          (6) unilaterally by the Purchaser or the Company (i) if the other fails to perform any material covenant in any material respect in the Merger Agreement, and does not cure the failure in all material respects within 30 business days after the terminating party delivers written notice of the alleged failure or (ii) if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to July 6, 1999;

          (7) by either the Purchaser or the Company if either is prohibited by an order or injunction (other than an order or injunction on a temporary or preliminary basis) of a court of competent jurisdiction or other Governmental Entity from consummating the Offer or the Merger and all means of appeal and all appeals from such order or injunction have been finally exhausted;

          (8) by the Purchaser if the Board of Directors of the Company shall have withdrawn or modified, or resolved to withdraw or modify, in any manner which is adverse to Parent or the Purchaser, its recommendation or approval of the Offer, the Merger or the Merger Agreement; provided, however, that such a termination shall not become effective if, as a result of the Company's receipt of a proposal for an Acquisition Transaction (as defined under "Takeover Proposals") from a third party, the Company, in accordance with the Merger Agreement, withdraws or modifies, or resolves to withdraw or modify, in any manner which is adverse to Parent or the Purchaser, its recommendation or approval of the Offer, the Merger or the Merger Agreement and if within ten (10) business days of taking and disclosing to its stockholders the aforementioned position the Company publicly reconfirms its recommendation of the transactions contemplated by the Merger Agreement; or

          (9) by the Company if (i) the Board of Directors of the Company shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to the Company's stockholders under applicable law, to terminate the Merger Agreement to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal (as defined under "Takeover Proposals"), (ii) the Company shall have given notice to the Purchaser advising the Purchaser that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions (including the identity of the third party) and that the Company intends to terminate the Merger Agreement, (iii) either (A) the Purchaser shall not have revised its proposal for an Acquisition Transaction within two (2) business days from the time on which such notice is deemed to have been given to Parent, or (B) if the Purchaser within such period shall have revised its proposal for an Acquisition Transaction, the Board of Directors of the Company, after receiving advice from the Company's financial advisor, shall have determined in its good faith reasonable judgment that the third party's proposal for an Acquisition Transaction is superior to Parent's revised proposal for an Acquisition Transaction and (iv) the Company, at the time of such termination, pays the Expenses and the Termination Fee (each as defined under "Fees and Expenses" below).

     Takeover Proposals. The Merger Agreement provides that the Company shall not, shall not permit any of its subsidiaries to, and shall not authorize or permit any officer, director or employee or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, except as otherwise described in this or the next paragraph (i) initiate, solicit, negotiate, encourage, or provide confidential information to facilitate any proposal or offer to acquire all or any substantial part of the business and properties of the Company and its subsidiaries, taken as a whole, or beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions"), (ii) enter into any agreement with respect to any Acquisition Transaction or give any approval of the type referred to in the next paragraph below with respect to any Acquisition Transaction or (iii) participate in any discussions regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Transaction. Notwithstanding the immediately preceding sentence, the Company and its subsidiaries may, prior to the approval of the Merger Agreement by the Company's stockholders, in response to any unsolicited proposal for an Acquisition Transaction, furnish information concerning its business, properties or assets to the corporation, partnership, person or other entity or group (a "Potential Acquiror") making such proposal for an Acquisition Transaction and participate in negotiations with the Potential Acquiror if (x) the Company's Board of Directors after consultation with one or more of its independent financial advisors, is of the reasonable belief that such Potential Acquiror has the financial wherewithal to consummate such an Acquisition Transaction, (y) the Company's Board of Directors reasonably determines, after receiving advice from the Company's financial advisor, that such Potential Acquiror has submitted a proposal for an Acquisition Transaction that involves consideration to the Company's stockholders and other terms that taken as a whole are superior to the Merger and (z) based upon advice of counsel to such effect, the Company's Board of Directors determines in good faith that it is necessary to so furnish information and negotiate in order to comply with its fiduciary duty to stockholders of the Company. The Merger Agreement provides that in the event the Company shall determine to provide any information as described above, or shall receive any offer of the type referred to in this section or shall receive or become aware of any other proposal to acquire a substantial part of the business and properties of the Company and its subsidiaries, taken as a whole, or to acquire a substantial amount of capital stock of the Company, it shall promptly inform Parent orally as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the proponent of such offer or proposal and a description of the material terms thereof. The Company is also obligated to keep Parent fully informed of the status and material details of any proposed Acquisition Transaction or other transaction (including any material amendments or material proposed amendments of any such proposed Acquisition Transaction or other transaction).

     The Merger Agreement also provides that neither the Board of Directors of the Company nor any committee thereof (x) shall withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Board of Directors or such committee of the Merger Agreement, the Offer or the Merger or (y) approve or recommend, or propose to approve or recommend, any proposal for an Acquisition Transaction except, in each case, in connection with a Superior Proposal. As used herein, the term "Superior Proposal" means a bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company, provided (i) such proposed transaction satisfies the tests set forth in clauses (x), (y) and (z) of the second sentence of the immediately preceding paragraph and (ii) the Board of Directors determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay.

     The Merger Agreement also provides that nothing contained in the preceding two paragraphs shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, provided that neither the Company nor its Board of Directors shall, except as permitted by the preceding two paragraphs, approve or recommend acceptance of a proposal for an Acquisition Transaction.

     Fees and Expenses. The Merger Agreement provides that the Company will pay, or cause to be paid, in same day funds to Parent the sum of (x) Parent's Expenses (as defined below) and (y) $1,750,000 (the "Termination Fee") upon demand if (i) the Company terminates the Merger Agreement in accordance with the provision described in paragraph (9) under "Termination of Merger Agreement",
(ii) the Purchaser terminates the Merger Agreement in accordance with the provisions described in paragraphs (6) or (8) under "Termination of Merger Agreement" at any time after a proposal for an Acquisition Transaction has been made or, (iii) the Company or the Purchaser terminates the Merger Agreement in accordance with the provisions described in paragraphs (2), (3) or (5) under "Termination of Merger Agreement" at any time after a proposal for an Acquisition Transaction has been made, and, within twelve (12) months after any termination referred to in the immediately preceding clauses (ii) or (iii) of this sentence, any person that made a proposal for an Acquisition Transaction (or an affiliate thereof) completes a merger, consolidation or other business combination with the

Company or a subsidiary of the Company, or the purchase from the Company or from a subsidiary of the Company of 30% or more (in voting power) of the voting securities of the Company or of 30% or more (in market value) of the assets of the Company and its subsidiaries, on a consolidated basis; provided that the Company will not have any such obligations if the Purchaser terminates the Merger Agreement in accordance with the provision described in paragraph (6)(ii) under "Termination of Merger Agreement" as a result of the failure of a condition to be satisfied unless the reason for the failure of such condition to be satisfied is reasonably related to the making of such proposal for an Acquisition Transaction by the person that ultimately consummated a transaction with the Company. "Expenses" shall mean reasonable and reasonably documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer and the Merger or the consummation of any of the transactions contemplated by the Merger Agreement (including, without limitation, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to Parent and any of its affiliates), provided that all such Expenses for this purpose shall not exceed $1,000,000 in the aggregate.

     Conduct of Business by the Company. The Merger Agreement provides that, except as otherwise expressly contemplated by the Merger Agreement (including exceptions on the disclosure schedule thereto) or to the extent that the Purchaser shall otherwise consent in writing, during the period from the date of the Merger Agreement to the effective time of the Merger the Company shall not and shall cause its subsidiaries not to: (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (d) grant, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except upon exercise of any Stock Option; (e) amend its certificate of incorporation, by-laws or other comparable organizational documents; (f) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (y) any assets or services of any kind other than (i) pursuant to written purchase orders issued in the ordinary course of business and in customary amounts consistent with past practices or (ii) acquisitions of assets or services in the ordinary course of business and in customary amounts consistent with past practices that, individually, do not exceed $25,000; (g) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice, that are material to the Company and its subsidiaries taken as a whole; (h) incur any indebtedness, except for borrowings for working capital purposes not in excess of recent past practice and current lending arrangements; (i) make or agree to make any new capital expenditure or capital expenditures which in the aggregate are in excess of $100,000; (j) pay (or commit to pay) any bonus or other incentive compensation to any officer, director, partner or other employee or grant (or commit to grant) to any officer, director, partner or employee any other increase in compensation, except, in the case of employees who are not executive officers or directors, normal salary increases consistent with recent practice; (k) (x) enter into, adopt or amend (or commit to enter into, adopt or amend) any employment, retention, change in control, collective bargaining, deferred compensation, severance, retirement, bonus, profit-sharing, stock option or other equity, pension or welfare plan or agreement maintained for the benefit of any officer, director, partner or employee, except as required by law, or (y) except as required by agreements set forth on the disclosure schedule to the Merger Agreement, grant or pay (or commit to grant or pay) any severance or termination compensation or benefits to any officer, director, partner or employee; (l) make any tax election inconsistent with past practices or settle or compromise any material income tax liability; (m) except in the ordinary course of business or except as would not reasonably be expected to have a Material Adverse Effect on the Company, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder; (n) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; or (o) authorize, or commit or agree to take, any of the foregoing actions.

     In addition to the foregoing, the Company has agreed that, except as expressly contemplated or permitted by the Merger Agreement, it will not take any action, or permit any of its subsidiaries to take any action, that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or
(c) any of the conditions to the Merger not being satisfied.

     Board of Directors. The Merger Agreement provides that promptly upon the purchase by the Purchaser of more than 50% of the outstanding Shares on a fully-diluted basis pursuant to the Offer and from time to time thereafter, the Company shall use its best efforts to allow the Purchaser to designate up to the minimum number of directors of the Company necessary in order for the result (expressed as a fraction) derived by dividing the number of directors so designated by the total number of directors to be at least equal to the result (expressed as a fraction) derived by dividing the Shares then held by the Purchaser by the total number of Shares then outstanding, provided, however, that until the consummation of the Merger, the Board of Directors of the Company will have at least two (2) Independent Directors. Subject to applicable law, the Company has agreed to promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, in order to fulfill its obligations under the Merger Agreement. The term "Independent Director" means a director who is neither designated by the Purchaser nor otherwise affiliated with the Parent or the Purchaser and is not an employee of the Company or any of its subsidiaries.

     Stock Options. Pursuant to the Merger Agreement, immediately prior to the effective time of the Merger, each then outstanding Stock Option, shall be canceled by the Company in exchange for a payment in cash by the Purchaser (the "Option Consideration") equal to the product of (i) the number of Shares previously subject to the Stock Option and (ii) the excess, if any, of the Offer Price over the exercise price for each Share under such Stock Option. As of the effective time of the Merger, each holder of a Stock Option will be entitled to receive only an amount equal to the Option Consideration. All Stock Option amounts payable shall be subject to any required withholding of taxes and shall be paid without interest. Pursuant to the Merger Agreement, the Company shall thereafter cause each stock option or other equity based plan maintained with respect to any Shares (or rights in respect thereof) to be terminated. The Merger Agreement provides that the Company shall use its best efforts to cause each holder of an Option, whether or not then exercisable, to execute an agreement consenting to the cancellation immediately prior to the Effective Time of such holder's Options in exchange for such holder's right to receive the Option Consideration.

     Indemnification and Insurance. In the Merger Agreement, Parent and the Purchaser have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger now existing in favor of the current or former directors, officers employees or agents of the Company and its subsidiaries or any Person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as provided in their respective certificates of incorporation, by-laws (or comparable organizational documents) and indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. Pursuant to the Merger Agreement, Parent will cause to be maintained for a period of not less than six (6) years from the effective time of the Merger the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to such effective time ("D&O Insurance") for all persons who are directors and officers of the Company on the date of the Merger Agreement, so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the date of the Merger Agreement (the "Maximum Premium"); provided, however, that if the annual premium therefor would exceed the Maximum Premium, Parent shall purchase as much coverage as is available for the Maximum Premium; provided further, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries or any policy specifically obtained for this purpose, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance for a period of not less than six (6) years from the effective time of the Merger. If the existing D&O Insurance expires, is terminated or canceled during such six (6) year period, Parent has agreed to obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium equal to the Maximum Premium, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance.

     Reasonable Best Efforts. The Merger Agreement provides that, except as otherwise contemplated therein, Parent, the Purchaser and the Company each shall use their reasonable best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including using their reasonable best efforts (i) to obtain all necessary waivers, consents and approvals, and (ii) to effect all necessary registrations and filings, subject, however, to the approval of the Company's stockholders. In case at any time after the effective time of the Merger any further action is necessary or desirable to carry out the obligations of the parties under the Merger Agreement, the proper officers and/or directors of Parent, the Purchaser and the Company, as the case may be, shall take the necessary action.

     Specifically, Parent, Purchaser and the Company have agreed to use their reasonable best efforts to make promptly any required submissions under the HSR Act with respect to the Offer, the Merger and the transactions contemplated by the Merger Agreement. The Company has agreed to use its reasonable best efforts to obtain all consents, approvals, permits or authorizations as are required to be obtained from other parties to loan agreements or other contracts material to the Company's business in connection with the consummation of the Merger.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

THE STOCKHOLDERS AGREEMENT

     Pursuant to the terms and conditions of the Stockholders Agreement, each Selling Stockholder has agreed to tender his Shares in the Offer.

     In the Stockholders Agreement, each Selling Stockholder has further agreed that, until the Termination Date (as defined below), such Selling Stockholder will vote his Shares (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, the Offer or the Stockholders Agreement; and (iii) except as specifically requested in writing by Parent in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; (C) any change in the Board of Directors of the Company; (D) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation; (E) any other material change in the Company's corporate structure or business; and (F) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger, the transactions contemplated by the Merger Agreement or the Stockholders Agreement or the contemplated economic benefits of any of the foregoing.

     In addition, subject to his obligations as a director or officer of the Company, to the extent permitted by the Merger Agreement, each Selling Stockholder has agreed that he shall not, directly or indirectly (including through advisors, agents or other intermediaries), initiate, solicit, negotiate, encourage or provide confidential information to facilitate any proposal or offer by any Person that constitutes or could reasonably be expected to lead to an Acquisition Transaction. If such Selling Stockholder receives any such inquiry or proposal, then such Selling Stockholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Selling Stockholders have also agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     Under the Stockholders Agreement, each Selling Stockholder has also granted the Purchaser an irrevocable option to purchase such Selling Stockholder's Shares, including all Shares subject to all Stock Options owned by such Selling Stockholder, in each case at the Offer Price per Share. In the case of all Shares underlying all such Stock Options (the "Option Shares"), such option may be exercised by the Purchaser at any time and from time to time following the earlier to occur of its purchase of any Shares pursuant to the Offer and any time when the Merger Agreement is terminated in accordance with its terms. In the case of all other Shares held by the Selling Stockholders, such option may be exercisable by the Purchaser at any time, and from time to time, following any time the Merger Agreement is terminated in accordance with its terms. Among other things, this option may facilitate the Purchaser's ability to acquire 50% of the outstanding Shares and may enable the Purchaser to sell all of such Shares subject to such option to any person who has made and consummates a Superior Proposal.

     The Stockholders Agreement shall terminate upon the earlier of (a) the effective time of the Merger, (b) if (i) the Company terminates the Merger Agreement pursuant to paragraph 9 above under "Termination of the Merger Agreement, (ii) the Purchaser terminates the Merger Agreement pursuant to paragraphs 6 or 8 above under "Termination of the Merger Agreement" at any time after a proposal for an Acquisition Transaction has been made or (iii) the Company or the Purchaser terminates the Merger Agreement pursuant to paragraphs 2, 3 or 5 above under "Termination of the Merger Agreement" at any time after a proposal for an Acquisition Transaction has been made, twelve (12) months after any such termination, provided, however, that if the Purchaser has exercised the option pursuant to Stockholders Agreement described above prior to such date but has not closed the purchase of the Shares and/or Option Shares subject to such option prior to such date, the Stockholders Agreement shall terminate immediately after the date of such closing, and (c) if the Merger Agreement is terminated under any circumstances not mentioned in clause (b) of this paragraph, the date the Merger Agreement is terminated.

13. DIVIDENDS AND DISTRIBUTIONS

     Pursuant to the terms of the Merger Agreement, prior to the effective time of the merger, unless otherwise approved in writing by the Purchaser, the Company may not (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (b) grant, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except upon exercise of any Option. Nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and (subject to the terms of the Merger Agreement) may amend or terminate the Offer or postpone the acceptance for payment, the purchase of, and/or (subject to any such applicable rules and regulations of the Commission) payment for, Shares tendered, (i) unless there are validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares which represents in excess of 50% of all outstanding Shares on a fully-diluted basis (such basis assumes all Shares underlying vested and unvested stock options are issued and outstanding), or
(ii) if at any time on or after the date of the Merger Agreement and at or before the time of payment for any such Shares

(whether or not any Shares shall theretofore have been accepted for payment or paid pursuant to the Offer) any of the following conditions exists:

          (a) there shall have been any action or proceeding brought by any governmental authority before any federal or state court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, promulgated, amended or issued that is applicable to Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, which could reasonably be expected to have the effect of: (i) making illegal, or otherwise restraining or prohibiting or making materially more costly, the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Purchaser, the consummation of any of the transactions contemplated by the Merger Agreement or materially delaying the Merger; (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries, or by Parent, Purchaser or any of Parent's subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent or any of its subsidiaries, or compelling Purchaser, Parent or any of Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and any of its subsidiaries taken as a whole or Parent or any of its subsidiaries, in each case as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposing or confirming material limitations on the ability of Purchaser, Parent or any of Parent's subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares including, without limitation, the right to vote any Shares acquired or owned by Parent or Purchaser or any of Parent's subsidiaries on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; (iv) requiring divestiture by Parent or Purchaser, directly or indirectly, of any Shares; or (v) which could reasonably be expected to materially adversely affect the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole or the value of the Shares or of the Offer to Purchaser or Parent;

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from that existing at the close of business on the date hereof, (iii) any material adverse change or any condition, event or development involving a prospective material adverse change in United States or other material international currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign on, or any other event that materially adversely affects, the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect on the Company or materially adversely affect (or materially delay) the consummation of the Offer or (vii) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof which acceleration or worsening is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect the consummation of the Offer;

          (c) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of 20% or more of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange
     Act), other than Parent or any of its affiliates, or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination, except with respect to representations and warranties made as of an earlier time;

          (e) the Company shall have failed to perform any material obligation or to comply with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (f) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or

          (g) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated or any material approval, permit, authorization, consent or waiting period of any domestic, foreign or supranational governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, shall not have been obtained and such failure to obtain could reasonably be expected to have a Material Adverse Effect on the Company or the value of the Shares or the Offer to the Purchaser;

which, in the good faith sole judgment of Purchaser makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of the Purchaser, Parent or General Chemical Group is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "Other State Takeover Laws". While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for

Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 hereof.

     Ohio Control Bid Statute. Sections 1707.041, 1707.42, 1707.23 and 1707.26 of the Ohio Revised Code (collectively, the "Ohio Control Bid Statute") regulate tender offers. The Ohio Control Bid Statute applies to the purchase of or offer to purchase an equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than ten percent (10%) of any class of issued and outstanding equity securities of the Company (a "control bid"). A subject company includes an issuer, such as the Company, that (i) either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least one million dollars, and (ii) has more than 10% of its beneficial or record equity security holders resident in Ohio, or has more than 10% of its equity securities owned, beneficially or of record, by residents of Ohio, or has more than one thousand beneficial or record equity security holders who reside in Ohio. A subject company, however, need not be incorporated in Ohio.

     The Ohio Control Bid Statute prohibits an offeror from making a control bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division of Securities (the "Ohio Division"). In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror's filing with the Ohio Division and to send or deliver such information and the material terms of the proposed offer to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division.

     Within five calendar days of such filing, the Ohio Division may by order summarily suspend the continuation of the control bid if it determines that the offeror has not provided all of the specified information or that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid. If the Ohio Division summarily suspends a control bid, it must schedule and hold a hearing within ten calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than fourteen calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the control bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Control Bid Statute has not been provided by the offeror, that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid, or that the control bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the control bid by filing new or amended information pursuant to the Ohio Control Bid Statute.

     Parent and the Purchaser have submitted documents required by the Ohio Control Bid Statute, including a copy of the Schedule 14D-1 relating to the Offer, to the Ohio Division.

     Section 203 of the DGCL. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless, among other things, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Company's Board of Directors has approved the Merger Agreement, the Stockholders Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and the Stockholders Agreement. Therefore, Section 203 of the DGCL is inapplicable to the Merger.

     Other State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes purport to apply to the Offer or the Merger. Except as discussed above, neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14 hereof.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by General Chemical Group of a Notification and Report Form with respect to the Offer, unless General Chemical Group or the Company receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. General Chemical Group filed its Notification and Report Form with respect to the Offer on January 8, 1999. The Company expects to file its Notification and Report Form soon. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from General Chemical Group or the Company concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by General Chemical Group or the Company with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of General Chemical Group and the Company. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. General Chemical Group will request early termination of the waiting period, although there can be no assurance that this request will be granted. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of

Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or General Chemical Group or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

APPRAISAL RIGHTS

     Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

GOING PRIVATE TRANSACTIONS

     The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

16. FEES AND EXPENSES

     The Purchaser and Parent have retained Georgeson & Company Inc., Inc. to act as the Information Agent and American Stock Transfer & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the customary compensation payable to the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. None of the Purchaser, Parent or General Chemical Group is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser, Parent or General Chemical Group becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER, PARENT OR GENERAL CHEMICAL GROUP NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser, Parent and General Chemical Group have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that such material will not be available at the regional offices of the Commission).

                                          DN ACQUISITION CORPORATION
January 13, 1999

                                                                      SCHEDULE I

          DIRECTORS AND EXECUTIVE OFFICERS OF GENERAL CHEMICAL GROUP,
                            PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF GENERAL CHEMICAL GROUP. The following table sets forth the name and current principal occupation or employment of the directors and executive officers of General Chemical Group. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name were held by such individual during the last five years. The business address of each such director and executive officer is c/o General Chemical Group, Liberty Lane, Hampton, NH 03842. All such directors and executive officers listed below are citizens of the United States. Directors are indicated by an asterisk.

                                                 PRESENT PRINCIPAL OCCUPATION
                                                 OR EMPLOYMENT AND FIVE-YEAR
             NAME                                     EMPLOYMENT HISTORY
             ----                                     ------------------
Philip E. Beekman*               Mr. Beekman has been a director of General Chemical Group
                                   since 1996. He has been President of Owl Hollow
                                   Enterprises (consulting and investment) since prior to
                                   1993 and was Chairman of the Board and Chief Executive
                                   Officer of Hook-SupeRx, Inc. (retail) from prior to 1993
                                   to 1994. Mr. Beekman is also a director of BT Office
                                   Products International, Inc., Linens 'n Things Inc.,
                                   Consolidated Cigar Corp. and Kendle International Inc.
Gerald J. Lewis*                 Judge Lewis has been a director of General Chemical Group
                                   since 1996. He has been Chairman of Lawsuit Resolution
                                   Services since 1997 and was of counsel of the law firm of
                                   Latham & Watkins from prior to 1993 to 1997.
Paul M. Meister*                 Mr. Meister has been Vice Chairman of the Board of General
                                   Chemical Group since 1998 and a director since 1996. Mr.
                                   Meister has been Vice Chairman of the Board and Executive
                                   Vice President of Fisher Scientific International Inc.
                                   ("Fisher") (medical equipment and supplies distributor)
                                   since March 1998, Chief Financial Officer of Fisher since
                                   prior to 1993 and Senior Vice President from prior to 1993 to 1998. Mr. Meister was Senior Vice President of Abex
                                   Inc. (aerospace products and services) ("Abex") from prior to 1993 to 1995. Mr. Meister is also a director of
                                   Minerals Technologies Inc. and M&F Worldwide Corp.
Paul M. Montrone*                Mr. Montrone, Chairman of the Board since 1994, has been a director of General Chemical Group since prior to 1993 and was President from prior to 1993 to 1994. Mr. Montrone has been Chairman of the Board of Fisher since March 1998,
                                   Chief Executive Officer and a director of Fisher since
                                   prior to 1993 and was President from prior to 1993 to
                                   1998. Mr. Montrone was Vice Chairman of Abex from prior to
                                   1993 until June 1995. Mr. Montrone is also a director of
                                   USA Waste Management Inc.
Richard R. Russell*              Mr. Russell has been President and Chief Executive Officer and a director of General Chemical Group since 1994. Mr.
                                   Russell has been President and Chief Executive Officer and a director of General Chemical Corporation ("GCC") since
                                   prior to 1993.

                                                 PRESENT PRINCIPAL OCCUPATION
                                                 OR EMPLOYMENT AND FIVE-YEAR
             NAME                                     EMPLOYMENT HISTORY
             ----                                     ------------------
Scott M. Sperling*               Mr. Sperling has been a Managing Director of Thomas H. Lee
                                   Company (private equity investment firm) since September
                                   1994. He is also Vice President and Trustee of THL Equity
                                   Trust III, the general partner of Equity Advisors III
                                   Limited Partnership, which is the general partner of
                                   Thomas H. Lee Equity Fund III, L.P. Mr. Sperling was
                                   Managing Partner of Aeneas Group, a private capital
                                   affiliate of Harvard Management Company from prior to 1993 to September 1994. Mr. Sperling is also a director of The
                                   Learning Company, Livent, Inc., Fisher, PriCellular, Inc.,
                                   Safelite Glass Corp. and several private corporations.
Ira Stepanian*                   Mr. Stepanian was Chairman and Chief Executive Officer of
                                   Bank of Boston Corporation and its principal subsidiary,
                                   The First National Bank of Boston from prior to 1993 until
                                   1995.
John W. Gildea*                  Mr. Gildea has been Managing Director of Gildea Management
                                   Company (investment management firm) since prior to 1993.
                                   Mr. Gildea is also a director of FAC Realty Trust, Inc.,
                                   American Service Group, Inc. and Barry's Jewelers, Inc.
Ralph M. Passino                 Mr. Passino has been Vice President and Chief Financial
                                   Officer of General Chemical Group since 1994. Mr. Passino
                                   has been Chief Financial Officer and Vice President of
                                   Administration of General Chemical Group since prior to
                                   1993 and director since 1994.
DeLyle W. Bloomquist             Mr. Bloomquist has been Vice President and General
                                   Manager -- Industrial Chemicals of GCC since 1996, and was
                                   Director of Corporate Distribution of GCC from 1995 to
                                   1996. He served as Controller -- Industrial Chemicals of
                                   GCC from prior to 1993 to 1995.
Bodo B. Klink                    Mr. Klink has been Vice President -- Business Development of
                                   GCC since 1996, and was Vice President of Marketing from
                                   prior to 1993 to 1996.
James N. Tanis                   Mr. Tanis has been Vice President and General
                                   Manager -- Derivative Products and Services of GCC since
                                   prior to 1994.
James A. Wilkinson               Mr. Wilkinson has been Vice President of Manufacturing of
                                   GCC since prior to 1993.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and current principal occupation or employment of the directors and executive officers of the Purchaser. The business address of each such director and executive officer is c/o General Chemical Group, Liberty Lane, Hampton, NH 03842. All such directors and executive officers listed below are citizens of the United States. Directors are indicated by an asterisk.

                                                   PRESENT PRINCIPAL OCCUPATION
                                                   OR EMPLOYMENT AND FIVE-YEAR
             NAME                                       EMPLOYMENT HISTORY
             ----                                  ----------------------------
Richard R. Russell*                See page S-1.
Todd M. DuChene*                   Mr. DuChene has been Vice President, General Counsel and
                                     Secretary of Fisher since 1996, Vice President of Latona
                                     Associates, Inc. and Secretary of General Chemical Group
                                     since 1998. Previously, he was Senior Vice President,
                                     General Counsel and Secretary of Officemax, Inc. from 1995 to 1996 and Vice President, General Counsel and Assistant
                                     Secretary from 1994 to 1995. Prior to joining Officemax,
                                     Inc., Mr. DuChene was an associate with Baker and
                                     Hostetler from prior to 1993.
Paul M. Meister*                   See page S-1.
Michael R. Herman                  Mr. Herman has been Vice President and General Counsel of
                                     GCC since 1997, was Associate General Counsel from 1995 to
                                     1997 and Deputy General Counsel from prior to 1993 to
                                     1995.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and current principal occupation or employment of the directors and executive officers of Parent. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name were held by such individual during the last five years. The business address of each such director and executive officer is c/o General Chemical Group, Liberty Lane, Hampton, NH 03842. All such directors and executive officers listed below are citizens of the United States. Directors are indicated by an asterisk.

                                                   PRESENT PRINCIPAL OCCUPATION
                                                   OR EMPLOYMENT AND FIVE-YEAR
             NAME                                       EMPLOYMENT HISTORY
             ----                                       ------------------
Richard R. Russell*                See page S-1.
Ralph M. Passino*                  See page S-2.
Michael R. Herman                  See above.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:

                            AMERICAN STOCK TRANSFER
                                & TRUST COMPANY

     By Mail, Hand or Overnight Delivery:                By Facsimile Transmission:
                40 Wall Street                                 (718) 234-5001
                  46th Floor
           New York, New York 10005                        Confirm by Telephone:
                                                               (718) 921-8200

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            Georgeson & Company Inc.
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect (212) 440-9800
                    All Others Call Toll Free (800) 223-2064